Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

1.461% Notes due 2017

2.459% Notes due 2020

Floating Rate Notes due 2017

1.461% Notes due 2017

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 24, 2015

Settlement Date:	March 27, 2015

Stated Maturity:	March 27, 2017

Principal Amount:	$650,000,000

Interest Rate:	1.461%

Benchmark Treasury:	0.500% due February 28, 2017

Benchmark Treasury Yield and Price:	0.561%; 99-28 ¼

Spread to Benchmark Treasury:	+90 basis points

Yield to Maturity:	1.461%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.150%

Net Proceeds (Before Expenses) to Issuer:	$649,025,000 (99.850%)

Interest Payment Dates:	Semi-annually on each March 27 and September 27, beginning September 27, 2015

Joint Book-Running Managers:	Banco Bradesco BBI S.A.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	ANZ Securities, Inc.
BB Securities Limited
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397 XD0 / US345397XD08

2.459% Notes due 2020

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 24, 2015

Settlement Date:	March 27, 2015

Stated Maturity:	March 27, 2020

Principal Amount:	$600,000,000

Interest Rate:	2.459%

Benchmark Treasury:	1.375% due February 29, 2020

Benchmark Treasury Yield and Price:	1.359%; 100-02+

Spread to Benchmark Treasury:	+110 basis points

Yield to Maturity:	2.459%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$597,900,000 (99.650%)

Interest Payment Dates:	Semi-annually on each March 27 and September 27, beginning September 27, 2015

Joint Book-Running Managers:	Banco Bradesco BBI S.A.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	ANZ Securities, Inc.
BB Securities Limited.
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397 XF5 / US345397XF55

Floating Rate Notes due 2017

Issuer:	Ford Motor Credit Company LLC

Trade Date:	March 24, 2015

Settlement Date:	March 27, 2015

Stated Maturity:	March 27, 2017

Principal Amount:	$500,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Dealer’s Commission:	0.150%

Net Proceeds (Before Expenses) to Issuer:	$499,250,000 (99.850%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+63 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-Month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on March 27, June 27, September 27 and December 27 of each year prior to the Maturity Date, commencing June 27, 2015

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on March 27, June 27, September 27 and December 27 of each year, commencing June 27, 2015 and ending on the Maturity Date

Interest Payment Date Convention:	Modified, Following Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Banco Bradesco BBI S.A.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
SMBC Nikko Securities America, Inc.

Co-Managers:	ANZ Securities, Inc.
BB Securities Limited
U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397 XE8 / US345397XE80

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Banco Bradesco BBI S.A. at 1-212-888-9145, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, and SMBC Nikko Securities America, Inc. toll free at 1-800-406-2835.